Exhibit (l)

STRONG EQUITY FUNDS, INC.

-Strong Advisor Large Company Core Fund

(Class B, C and K shares)

STOCK SUBSCRIPTION AGREEMENT

To the Board of Directors of Strong Equity Funds, Inc.:

The undersigned purchaser (the “Purchaser”) hereby subscribes to _________ shares (the “Shares”) of each of the following classes of common stock, $.00001 par value (the “Common Stock”), of Strong Equity Funds, Inc. - Strong Advisor Large Company Core Fund in consideration for which the Purchaser agrees to transfer to you, upon demand, cash in the aggregate amount of _________ Dollars ($__________) (i.e., ______________ Dollars ($_________) per share class:  Class B, Class C and Class K shares.

It is understood that a certificate representing the Shares may be issued to the undersigned at the discretion of an officer of the Strong Equity Funds, Inc. any time after receipt by you of payment therefore, and said Shares shall be deemed fully paid and nonassessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes, as interpreted by courts of competent jurisdiction, or any successor provision to said Section 180.0622(2)(b).

The Purchaser agrees that the Shares are being purchased for investment with no present intention of reselling or redeeming said Shares.

Dated and effective this _____ day of __________________, 2002.

STRONG CAPITAL MANAGEMENT, INC.

By: _________________________

      [Name]

      [Title]

ACCEPTANCE

The foregoing subscription is hereby accepted.  Dated and effective as of this ____ day of ______________________, 2002.

STRONG EQUITY FUNDS, INC.

Strong Advisor Large Company Core Fund

By: _________________________

[Name]

[Title]

Attest: _______________________

[Name]

[Title]